Exhibit (j)(2)

August 31, 2017

State Street Bank and Trust Company

1 Iron Street,

Boston, MA 02210

Attention: Timothy McKerrow

Re:	FS CREDIT INCOME FUND (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has been incorporated and registered as a management investment company under the Investment Company Act of 1940, as amended.

In accordance with Section 19.5 of the Master Custodian Agreement dated as of February 27, 2017 (as amended, modified, or supplemented from time to time, the “Agreement”), by and among each management investment company identified on Appendix A thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the Fund under the terms of the Agreement. In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 19.6 of the Agreement. Capitalized terms used herein not otherwise defined have the meanings ascribed to them in the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

FS CREDIT INCOME FUND

By:	/s/ Michael C. Forman
Name:	Michael C. Forman
Title:	President

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized Effective Date: August 31, 2017